Exhibit 99.1
                       PRESS RELEASE DATED AUGUST 20, 2003






             United Medicorp, Inc. Announces Second Quarter Results

Dallas, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI) announced today its results for the second quarter of 2003, as certified by Peter W. Seaman, Chairman and CEO, and Nathan E. Bailey, Vice President and Controller.

Revenue for the second quarter ended June 30, 2003 was $867,403, an increase of 4 percent from $837,002 in the prior year quarter. Net income for the second quarter was $38,870 compared to net income of $27,521 in the prior year quarter. Net income per share for the second quarter was $0.0013, compared to net income per share of $0.0009 in the prior year quarter.

Revenue for the six months ended June 30, 2003 was $1,753,642, and increase of 7 percent from $1,637,459 for the corresponding six-month period a year ago. Net income for the current six-month period was $124,359 compared to net income of $138,284 for the corresponding six-month period a year ago. Net income per share for the current six-month period was $0.0043, compared to per share net income of $0.0047 in the prior year six-month period.

Pete Seaman, CEO, stated, "UMC's operating results for the first six months of 2003 include significant expense investments in sales and marketing, and capital investments in new services that are being introduced by UMC's Coding Services Division. Management believes these investments are essential to produce continued growth in revenues and net income."

Nathan Bailey, Vice President and Controller added, "The Company has now reported net income for eleven consecutive quarters since the move to Pampa in September of 2000. Net income for the second quarter of 2003 was impacted by $10,851 in legal fees, and $11,560 in duplicate premiums for health insurance as a result of litigation with UMC's former health insurance carrier. Absent this litigation, UMC's net income for the current three and six month periods would have been $61,281 and $146,770, representing increases of 123% and 6% respectively compared to the prior year periods."


United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.


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